UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	July 27, 2006

THE CHILDREN'S PLACE RETAIL STORES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-23071 (Commission File Number)	31-1241495 (IRS Employer ID Number)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(201) 558-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Tara Poseley Employment Agreement

As previously announced, Tara Poseley will be joining the company as President, Disney Store North America. Ms. Poseley will report directly to Ezra Dabah, our Chairman and Chief Executive Officer. On July 28, 2006 we entered into an employment agreement with her that provides that effective as of September 18, 2006 she will serve as our President, Disney Store North America until such time as her employment is terminated in accordance with the termination provisions thereof. Ms. Poseley’s salary for the initial year is $625,000, subject to annual review by our compensation committee. Ms. Poseley is entitled to receive an annual bonus, pursuant to the Annual Management Incentive Bonus Plan, in an amount equal to the product of (a) Ms. Poseley’s annual base salary, times (b) a percentage equal to or greater than 50% as determined by the compensation committee in their discretion, times (c) a bonus percentage determined in accordance with the Annual Management Incentive Bonus Plan. Subject to the terms of the Annual Management Incentive Bonus Plan, the minimum bonus that Ms. Poseley will receive for (x) the remainder of fiscal 2006 is $156,250 and (y) fiscal 2007 is $312,500.

Ms. Poseley’s employment agreement provides that we shall (a) pay her $10,000 for relocation incidentals, (b) provide her and her family with housing in the Los Angeles, California area from September 18, 2006 through December 31, 2006, and (c) pay the cost of roundtrip airfare for either Ms. Poseley or her family to travel to Los Angeles each week from September 18, 2006 through December 31, 2006.

Ms. Poseley’s employment agreement provides that if Ms. Poseley’s employment is terminated by us without cause, or by Ms. Poseley for good reason or following a change in control (as each such term is defined in the agreement), we will be required to pay Ms. Poseley her base salary then in effect for one year following such termination, which amount will be payable in bi-weekly installments following her termination. If Ms. Poseley’s employment is terminated due to a change of control, all of her outstanding unvested stock options and restricted shares, if any, excluding any equity-based compensation granted to Ms. Poseley pursuant to any long term compensation program which shall be governed by the terms of such program, will immediately vest.

In addition, upon joining the Company, Ms. Poseley will be eligible to participate in our Long-Term Compensation Program and will be granted a performance award under our 2005 Equity Incentive Plan entitling Ms. Poseley to receive a target amount of up to 40,000 shares of our common stock, subject to the terms and conditions of a performance award agreement between Ms. Poseley and us and such agreement will have substantially similar terms and conditions as those performance awards that were granted to our Chief Executive Officer and certain other members of senior management on Janury 30, 2006, as described in the Form 8-K filed by the Company with the Commission on February 2, 2006. If the performance targets under the performance award agreement are met or exceeded, Ms. Poseley may be entitled to receive a maximum amount of up to 80,000 shares of our common stock.

Mark Rose Compensation Arrangements

Effective on July 27, 2006 we reorganized our senior management reporting structure and now Mark Rose, our Senior Vice President, Chief Supply Officer, will now report directly to Ezra Dabah, our Chairman and Chief Executive Officer. As a result, Mr. Rose is now considered an executive officer of the company.

Mr. Rose’s annual base salary continues to be $400,000 and based on the company's performance to profit goals his targeted bonus under the Annual Management Incentive Bonus Plan continues to be 40% of his base salary. As part of our Long-Term Compensation Program, on January 30, 2006, we granted Mr. Rose a performance award under our 2005 Equity Incentive Plan entitling Mr. Rose to receive a target amount of up to 36,180 shares of our common stock, subject to the terms and conditions of a performance award agreement between Mr. Rose and us and such agreement has substantially similar terms and conditions as those performance awards that were granted to our Chief Executive Officer and certain other members of senior management on Janury 30, 2006, as described in the Form 8-K filed by the Company with the Commission on February 2, 2006. If the performance targets under the performance award agreement are met or exceeded, Mr. Rose may be entitled to receive a maximum amount of up to 72,360 shares of our common stock.

Richard Flaks Compensation Arrangements

Effective on July 27, 2006 we reorganized our senior management reporting structure and now Richard Flaks, our Senior Vice President, Planning Allocation and Information Technology, will now report directly to Ezra Dabah, our Chairman and Chief Executive Officer. As a result, Mr. Flaks is now considered an executive officer of the company.

Mr. Flaks’ annual base salary continues to be $450,000 and based on the company's performance to profit goals his targeted bonus under the Annual Management Incentive Bonus Plan continues to be 40% of his base salary. As part of our Long-Term Compensation Program, on January 30, 2006, we granted Mr. Flaks a performance award under our 2005 Equity Incentive Plan entitling Mr. Flaks to receive a target amount of up to 36,180 shares of our common stock, subject to the terms and conditions of a performance award agreement between Mr. Flaks and us and such agreement has substantially similar terms and conditions as those performance awards that were granted to our Chief Executive Officer and certain other members of senior management on Janury 30, 2006, as described in the Form 8-K filed by the Company with the Commission on February 2, 2006. If the performance targets under the performance award agreement are met or exceeded, Mr. Flaks may be entitled to receive a maximum amount of up to 72,360 shares of our common stock.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHILDREN'S PLACE RETAIL STORES, INC. By: /s/ Steven Balasiano Name: Steven Balasiano, Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Dated: August 2, 2006